UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2005

DENBURY RESOURCES INC.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-12935		20-0467835
(Commission File Number)		(I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 3000 Plano, Texas		75024
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:	(972) 673-2000

_____________________N/A______________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

This Form 8-K describes modifications to the compensation arrangements for our executive officers and directors made at the December 15, 2005 board of directors meeting, and the description of such arrangements contained in the Form 8-K filed April 12, 2005. The modifications include the awarding of cash bonuses for 2005, setting of base compensation for 2006, changes in the mix of awards being made as long-term incentive grants, and a minor change in director fees. Otherwise the compensation arrangements and plans previously described remain in place.

Item 1.01. Entry into a Material Definitive Agreement.

Directors’ Compensation Arrangements

At its meeting on December 15, 2005, the Board of Directors approved a $1,000 fee being paid to directors for participation in significant meetings or telephone conference calls that are not board meetings and which directors attend as part of performing their duties as board members or members or chairs of committees of the board of directors. This is the same fee being paid to directors for telephone board meetings.

Executive Officers’ Base Salaries

The Chief Executive Officer’s 2006 base salary, along with the 2006 base salary of the other Named Executive Officers, as determined by the Board increased 5.0% over base salaries of those individuals for 2006. On a Company-wide basis employee salaries increased an average of 6.1% (as compared to a 5.0% increase in 2005) and increased by an average of 5.2% for all officers as a group.

The Committee does not consider factors relating to the Company's performance in setting base salaries, but they do impact the magnitude of bonuses that are granted (see "Description of Cash Bonus Compensation Arrangements for Employees and Officers" below).

Description of Cash Bonus Compensation Arrangements for Employees and Officers

Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998, when no bonuses were paid to employees. There is no formal bonus plan, nor any written formulas for determining bonus amounts. Because whether or not bonuses will be paid and in what amounts is determined by the Compensation Committee of our Board of Directors on a Company-wide basis; executive officers receive bonuses only if all employees receive bonuses.

Our bonus practices currently classify employees into five levels for bonus compensation purposes, whereby at the first level, which includes all employees, bonuses generally range from zero to ten percent of base salaries, although in the past bonuses paid at this and all other levels have been as high as twelve and one-half percent of base salary in an exceptionally good year. There are two additional compensation layers that are segregated by base salary level, for employees in the professional groups (the second and third levels), whereby these employees may receive an additional level of bonuses of up to seventeen and one-half percent of base salaries, for or a total bonus ranging from zero to twenty-seven and one-half percent. In addition, certain members of the professional group that are managers (the fourth level) are eligible to receive an additional level of bonuses of up to seven and one-half percent of base salaries, for a total bonus ranging from zero to thirty-five percent. Lastly, our officers (the fifth level) are eligible to receive an additional level of bonuses of up to seven and one-half percent of base salaries, for a total bonus ranging from zero to forty-two and one-half percent. All of our executive officers are eligible for bonuses at all five levels. All bonuses are paid at the same relative percentage for each level (i.e. if the compensation committee determines that bonuses should be given at the upper end of the normal range, which for level one is 10%, then each other level would also be at the same upper end of the normal range, which for level two is 10% and for levels three through five is 7.5%)

Since this practice began in 1995, we have paid cash bonuses ranging from 0% to 50% of base salary to our executive officers, depending on the Company’s results for that year, as determined by the Compensation Committee of our Board of Directors. In addition to the aforementioned bonus practice, we have usually paid a Christmas bonus each year that is equivalent to one week of each employee’s base salary. Cash bonuses for 2005 to be paid in early January 2006 for our Chief Executive Officer and the other four Named Executive Officers were set by the Board of Directors at their December 15th meeting at 42.5% of respective base salaries.

Bonus determinations are made by the directors on our Compensation Committee subjectively, not based on arithmetic methods or formulas, generally based on our overall corporate results and whether or not the Company has achieved predetermined Company-wide goals and objectives. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Compensation Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. As the Compensation Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Compensation Committee.

Description of Long-term Incentive Grant Practices for Employees and Officers

Prior to December 2005, our only long-term incentive grants were stock options, except for one-time grants of restricted stock to each officer and director (14 individuals) between August 2004 and January 2005. At our December 15, 2005 board meeting we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash bonuses made outside our plan, plus under the plan stock appreciation rights payable in stock (“SARS”), and shares of restricted stock. We will completely replace the use of stock options with SARs effective January 1, 2006 as SARS are less dilutive to our shareholders while providing an employee essentially the same economic benefits as stock options.

The overall concept of our long-term compensation program has remained essentially the same, in that employees and officers receive long-term incentive awards (“Awards”) on their date of hire, and have additional Awards granted each year as part of the annual review by the Compensation Committee of compensation (see also Exhibit 10(i)). An employee’s initial Award generally vests 25% per year over a period of four years, while the annual Awards generally cliff vest 100% four years from the grant date. The goal of our long-term incentive program for all employees is to provide a generally consistent level of Awards that vest each year.

As part of their annual compensation evaluation, the Compensation Committee considers the computed value of the total Awards using the Black-Scholes pricing model, and also takes into consideration:

•	the total Awards outstanding relative to the total common stock outstanding;

•	the number of Awards made by comparable companies in the aggregate and for similar positions;

•	the perceived incentive value of the Awards currently held by the employees; and

•	the overall compensation package by the Company for that year.

Based on these factors, the Committee determines the appropriate amount of Award value to set aside for issuance to new employees and the amount to be granted to existing employees who are part of the Company’s annual recurring grant program. Since the price of the Company’s stock has generally increased over the last few years, the Black-Scholes pricing model suggests that the number of SARs or stock options granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant. Historically, the Committee, following a practice generally used since 1999, has reduced the number of annual option grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of long-term incentive compensation for each employee, as they believe the other factors, noted above, should also be taken into consideration, and in making the changes for 2005, applied the same type of reduction.

Once overall Company-wide levels of cash and long-term incentive compensation are determined, the overall Award value is allocated among employees on the basis of their current year bonuses which are set at the same time. Our executive officers receive a level of Awards calculated using the same percentage of bonuses as the other employees in the management and professional group, using the same classifications of employees referenced in Exhibit 10(i) fourth level even though their bonuses are paid at the fifth level. These classifications of employees for cash bonuses and stock options are generally based upon the level of base compensation.

Beginning January 1, 2006, once the total Award value is allocated, the Award value is converted into a combination of deferred-payment cash bonuses, SARS and shares of restricted stock. For the first level of employees (see Exhibit 10(i)), the long-term value is awarded as a deferred-payment cash bonus. Such funds are not segregated from the Company’s other assets and are general unsecured obligations of the Company to pay such cash Awards at the time such Awards vest. For the second level employees, the long-term value is equally split between cash and SARS. For all employees in the third level or above, the long-term value is equally split one-third cash, one-third SARS and one-third restricted stock. The relative relationship between SARS, cash and restricted stock is made using formulas determined by the Committee in their sole discretion, which generally relates to relative Black-Scholes values, discounted somewhat to account for the reduced risk associated with cash or restricted stock. All SARS are granted at the prevailing market price for our common stock and only have value if the market price of the common stock increases after the date of grant. All of the SARS granted under the plan expire ten years from the date of grant.

For 2006, we will issue deferred-payment cash bonuses, SARS and shares of restricted stock to the Named Executive Officers on January 3, 2006 that balloon vest four years from the date of grant as follows: Gareth Roberts, President and Chief Executive Officer, is to receive a deferred payment cash award of $68,777, a total of 8,470 SARs to be priced at current market value under our plan, and 2,118 shares of restricted stock; the three senior vice presidents, Ronald T. Evans, Senior Vice President – Reservoir Engineering, Phil Rykhoek, Senior Vice President, Chief Financial Officer and Secretary, and

Mark A. Worthey, Senior Vice President – Operations, will each receive a deferred payment cash award of $49,127, a total of 6,050 SARs, and 1,513 shares of restricted stock; and Mark C. Allen, Vice President and Chief Accounting Officer will receive a deferred payment cash award of $34,688, a total of 4,272 SARs, and 1,068 shares of restricted stock.

Item 7.01. Regulation FD Disclosure.

On December 21, 2005 Denbury closed on its previously announced sale of $150,000,000 of its 7 ½% Senior Subordinated Notes due 2015 to J.P. Morgan Securities Inc., the Underwriter, for aggregate net proceeds to Denbury of $148,500,000, excluding costs of the public offering. The Notes were sold to the public at par. Denbury will pay interest on the Notes each June 15 and December 15, beginning June 15, 2006. The Notes will mature on December 15, 2015. Denbury may redeem the Notes on or after December 15, 2010 at the redemption prices described in the Indenture. The Underwriting Agreement and the Indenture relating to the Notes and their sale to the Underwriters were filed as exhibits to a Form 8-K filed by Denbury on December 9, 2005.

Denbury will use the net proceeds from the sale of the Notes to fund a portion of the pending $250 million oil and natural gas property acquisition expected to close in late January 2006. Pending such use, a portion of the funds will be used to repay the current borrowings under Denbury’s bank credit facility, with the balance temporarily invested in short-term investments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc.

(Registrant)

Date: December 21, 2005	By:	/s/ Phil Rykhoek
Phil Rykhoek
Senior Vice President & Chief
Financial Officer